Filed pursuant to Rule 424(b)(2)
Registration No. 033-64193

Prospectus Supplement
(To Prospectus Dated January 31, 1996)
174,607  MEDS SM
(Mandatorily Exchangeable Debt Securities SM)
J.P. Morgan & Co. Incorporated
2.85% Exchangeable Notes Due August 18, 1998
(Subject to Exchange into Shares of Common Stock, Par Value $.01
Per Share, of Samsonite Corporation)

The initial principal amount of each of the 2.85% Exchangeable Notes Due August 18, 1998 (each, a "MEDS"), of J.P. Morgan & Co. Incorporated ("J.P. Morgan") being offered hereby will be $40.09 (the "Initial Price"). The MEDS will mature on August 18, 1998. Interest on the MEDS, at the rate of 2.85% of the Initial Price per annum, is payable quarterly on each November 18, February 18, May 18 and August 18, beginning November 18, 1997. MEDS are not subject to redemption or any sinking fund prior to maturity.

At maturity (including as a result of acceleration), the principal amount of each MEDS will be mandatorily exchanged by J.P. Morgan into a number of shares of Common Stock of Samsonite Corporation ("Samsonite"), par value $.01 per share ("Samsonite Common Stock") (or, at J.P. Morgan's option, cash with an equal value) at the Exchange Rate. The Exchange Rate is equal to, subject to certain adjustments, (a) if the Maturity Price per share of Samsonite Common Stock is less than or equal to $62.54 (the "Capped Participation Price"), one share of Samsonite Common Stock per MEDS, and (b) if the Maturity Price is greater than the Capped Participation Price, a fractional share of Samsonite Common Stock per MEDS so that the value of such fractional share at the Maturity Price equals the Capped Participation Price. The "Maturity Price" means the average Closing Price (as defined herein) per share of Samsonite Common Stock on the 5 Trading Days (as defined herein) beginning August 10, 1998 and ending August 14, 1998. Accordingly, holders of the MEDS will not necessarily receive an amount equal to the Initial Price thereof. The MEDS will be an unsecured obligation of J.P. Morgan ranking pari passu with all of its other unsecured and unsubordinated indebtedness. See "Description of the MEDS."

The MEDS will be represented by Global Securities registered in the name of the nominee of The Depository Trust Company, which will act as the Depository. Interests in the MEDS represented by Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its direct and indirect participants. Except as described herein, MEDS in definitive form will not be issued. Settlement for the MEDS will be made in immediately available funds. The MEDS will trade in the Depository's Same-Day Funds Settlement System and secondary market trading activity for the MEDS will therefore settle in immediately available funds. All payments of principal and interest will be made by J.P. Morgan in immediately available funds or the equivalent.

For a discussion of certain United States federal income tax consequences for holders of MEDS, see "Certain United States
Federal Income Tax Considerations."

Samsonite Corporation is not affiliated with J.P. Morgan and has no obligations with respect to the MEDS. See "Risk Factors--No
Affiliation Between J.P. Morgan and Samsonite Corporation."

"MEDS" and "Mandatorily Exchangeable Debt Securities" are service marks of J.P. Morgan.

Samsonite Corporation Common Stock is traded on the NASDAQ National Market ("NASDAQ") under the symbol "SAMC". On August 11, 1997, the last reported sale price of the Samsonite Common Stock was $40. The MEDS will not be listed or traded on any securities exchange or trading market.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSIDER CAREFULLY THE
INFORMATION CONTAINED UNDER "RISK FACTORS".

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER
OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

J.P. Morgan Securities Inc. (the "Underwriter") proposes to offer the MEDS from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, in each case plus accrued interest, if any, from August 18, 1997. The Underwriter has agreed t o purchase the MEDS at 100% of their principal amount ($7,000,000 aggregate proceeds to J.P. Morgan before deducting expenses payable by J.P. Morgan), plus accrued interest, if any, from August 18, 1997. J.P. Morgan has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

The MEDS are offered subject to receipt and acceptance by J.P. Morgan Securities Inc. (the "Underwriter"), to prior sales and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the MEDS will be made at the office of J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York, or through the facilities of The Depository Trust Company, on or about August 18, 1997.

J.P. Morgan & Co.

The date of this Prospectus Supplement is August 13, 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE
PRICE OF THE MEDS AND SAMSONITE COMMON STOCK.    SPECIFICALLY, THE
UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, SHARES OF THE SAMSONITE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



          Incorporation of Certain Documents by Reference

J.P. Morgan hereby incorporates by reference in this Prospectus Supplement J.P. Morgan's Annual Report on Form
10-K for the year ended December 31, 1996 (included in its Annual Report to Stockholders), J.P. Morgan's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, and
J.P. Morgan's Reports on Form 8-K dated January 13, 1997, January 30, 1997, April 10, 1997, July 10, 1997 and July 30, 1997
heretofore filed pursuant to Section 13 of the 1934 Act.

In addition, all reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the MEDS shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

 J.P. Morgan will provide without charge to each person, including any beneficial owner, to whom this Prospectus Supplement is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to the Office of the Secretary, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York 10260-0060. Telephone requests may be directed to (212) 648-2712.

                           Risk Factors

As described in more detail below, the trading price of the MEDS may vary considerably prior to maturity (including by acceleration or otherwise, "Maturity") due to, among other things, fluctuations in the price of Samsonite Common Stock and other events that are difficult to predict and beyond J.P. Morgan's control.


Comparison to Other Debt Securities

The terms of the MEDS differ from those of ordinary debt securities in that the amount that a holder of the MEDS will receive upon mandatory exchange of the principal amount thereof at Maturity is not fixed, but is based on the price of the Samsonite Common Stock as specified in the Exchange Rate (as defined under "Description of the MEDS"). There can be no assurance that such amount receivable by such holder upon exchange at Maturity will be equal to or greater than the Initial Price of the MEDS. For example, if the Maturity Price of the Samsonite Common Stock is less than the Initial Price, such amount receivable upon exchange will be less than the Initial Price paid for the MEDS, in which case an investment in the MEDS would result in a loss. In addition, the opportunity for equity appreciation afforded by an investment in the MEDS is less than the opportunity for equity appreciation afforded by an investment in the Samsonite Common Stock because the amount receivable by holders of the MEDS upon exchange at Maturity will in no event exceed the Capped Participation Price (as defined under "Description of the MEDS") of $62.54, regardless of the Maturity Price of the Samsonite Common Stock, which represents an appreciation of 56.00% over the Initial Price. Because the price of the Samsonite Common Stock is subject to market fluctuations, the value of the Samsonite Common Stock (or, at the option of J.P. Morgan, the amount of cash) receivable by a holder of MEDS upon exchange at Maturity, determined as described herein, may be more or less than the Initial Price of the MEDS.


Relationship of MEDS and Samsonite Common Stock

The market price of MEDS at any time will be affected primarily by changes in the price of Samsonite Common Stock. As indicated in "Price Range and Dividend History of Samsonite Common Stock" herein, the price of Samsonite Common Stock has been volatile during certain recent periods.

It is impossible to predict whether the price of Samsonite Common Stock will rise or fall. Trading prices of Samsonite Common Stock will be influenced by Samsonite's operational results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges or quotation systems on which Samsonite Common Stock is traded and the market segment of which Samsonite is a part. Trading prices of Samsonite Common Stock may also be influenced if J.P. Morgan or other persons hereafter issue securities with terms similar to those of the MEDS or if J.P. Morgan otherwise transfers shares of Samsonite Common Stock owned by J.P. Morgan. As of August 13, 1997, a wholly owned subsidiary of J.P. Morgan held or had the right to acquire approximately 131,000 shares of Samsonite Common Stock, with sole voting and investment power over all such shares. See "Samsonite Corporation." However, the Indenture does not contain any restriction on the disposition of such stock by J.P. Morgan, and no such shares of Samsonite Common Stock will be pledged or otherwise held in escrow for use at Maturity of the MEDS. See "Description of the MEDS--General".


Dilution of Samsonite Common Stock

The amount that holders of the MEDS are entitled to receive upon the mandatory exchange at Maturity is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions of Samsonite that modify its capital structure, such as certain issuances of rights or warrants. See "Description of the MEDS--Dilution Adjustments." Such amount to be received by such holders upon exchange at Maturity may not be adjusted for other events, such as offerings of Samsonite Common Stock for cash or in connection with acquisitions, that may adversely affect the price of Samsonite Common Stock and, because of the relationship of such amount to be received upon exchange to the price of Samsonite Common Stock, such other events may adversely affect the trading
price of the MEDS.   See "Samsonite Corporation".  There can be no
assurance that Samsonite will not make offerings of Samsonite Common Stock or take such other action in the future or as to the amount of such offerings, if any. In addition, until such time, if any, as J.P. Morgan shall deliver shares of Samsonite Common Stock to holders of the MEDS at Maturity thereof, holders of the MEDS will not be entitled to any rights with respect to Samsonite Common Stock (including, without limitation, the exercise of voting rights and the right to receive any dividends or other distributions in respect thereof).


No Affiliation Between J.P. Morgan and Samsonite

As of August 13, 1997, a wholly owned subsidiary of J.P. Morgan held or had the right to acquire approximately 131,000 shares of Samsonite Common Stock, with sole voting and investment power over all such shares. However, J.P. Morgan may at any time to the extent legally permitted purchase, sell or enter into any other transactions related to Samsonite Common Stock without restriction. J.P. Morgan is not affiliated with Samsonite and, although J.P. Morgan has no knowledge that any of the events described in the preceding subsection not heretofore publicly disclosed by Samsonite are currently being contemplated by Samsonite or of any event that would have a material adverse effect on Samsonite or on the price of Samsonite Common Stock, such events are beyond J.P. Morgan's ability to control and are difficult to predict.

Samsonite has no obligations with respect to the MEDS, including any obligation to take the needs of J.P. Morgan or of holders of the MEDS into consideration for any reason. Samsonite will not receive any of the proceeds of the offering of the MEDS made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by holders of the MEDS at Maturity. Samsonite is not involved with the administration or trading of the MEDS and has no obligations with respect to the amount receivable by holders of the MEDS at Maturity.


Possible Illiquidity of the Secondary Market

It is not possible to predict how the MEDS will trade in the secondary market or whether such market will be liquid or illiquid. MEDS are novel and innovative securities and there is currently no secondary market for the MEDS. The Underwriter currently intends, but is not obligated, to make a market in the MEDS. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders of the MEDS with liquidity of investment or that it will continue for the life of the MEDS.

The MEDS will not be listed or traded on any securities exchange or trading market. Thus, pricing information for the MEDS may be more difficult to obtain than if the MEDS were listed or traded on a securities exchange or trading market.


Uncertain United States Federal Income Tax Characterization of MEDS

No statutory, judicial or administrative authority directly addresses the characterization of the MEDS or instruments similar to the MEDS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the MEDS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the MEDS and no assurance can be given that the Internal Revenue Service will agree with the position taken by J. P. Morgan. In particular, a holder of MEDS might be required to accrue interest income at a rate in excess of the coupon on the MEDS. See "Certain United States Federal Income Tax Considerations."


                  J.P. Morgan & Co. Incorporated

J.P. Morgan, whose origins date to a merchant banking firm founded in London in 1838, is the holding company for a group of global subsidiaries that provide a wide range of financial services to corporations, governments, financial institutions, institutional investors, professional firms, privately held companies, nonprofit organizations, and financially sophisticated individuals. J.P. Morgan's activities are summarized in the accompanying Prospectus.

As used in this Prospectus Supplement, unless the context otherwise requires, the term "J.P. Morgan" refers to J.P. Morgan & Co.
Incorporated and its consolidated and unconsolidated subsidiaries.

                          Use of Proceeds

The net proceeds (after use of proceeds for hedging purposes described below) to be received by J.P. Morgan from the sale of the MEDS will be used for general corporate purposes, including investment in equity and debt securities and interest-bearing deposits of subsidiaries. Pending such use, J.P. Morgan may temporarily invest the net proceeds or may use them to reduce short-term indebtedness.

From time to time after the initial offering and prior to the Maturity of the MEDS, depending on market conditions (including the market price of Samsonite Common Stock), subsidiaries of J.P. Morgan may use the remainder of the proceeds to be received by J.P. Morgan from the sale of MEDS to engage in dynamic hedging techniques and may take long or short positions in Samsonite Common Stock, in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Samsonite Common Stock.


                       Samsonite Corporation

According to publicly available documents, Samsonite Corporation, a Colorado corporation ("Samsonite"), manufactures and distributes luggage and related products under the "Samsonite," "American Tourister" and "Lark" brand names. Samsonite is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Accordingly, Samsonite files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of Samsonite's registration statements, reports, proxy statements and other information may be inspected and copied at certain offices of the Commission.

This Prospectus Supplement relates only to the MEDS offered hereby and does not relate to the Samsonite Common stock. All disclosures contained in this Prospectus Supplement regarding Samsonite are derived from the publicly available documents described in the preceding paragraph. J.P. Morgan has not participated in the preparation of such documents and has not made any due diligence inquiry with respect to the information provided therein. There can be no assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Samsonite Common Stock have been publicly disclosed. Because the principal amount of the MEDS payable at maturity is related to the trading price of Samsonite Common Stock, such events, if any, would also affect the trading price of the MEDS.

J.P. Morgan or one or more affiliates may presently be engaged or may from time to time engage in business with Samsonite, including extending loans to or making equity investments in Samsonite or providing advisory services (such as merger and acquisition advisory services) to Samsonite. In the course of such actions, J.P. Morgan or such affiliates may acquire non- public information with respect to Samsonite. Additionally, J.P. Morgan or its affiliates may publish research reports with respect to Samsonite. However, J.P. Morgan does not make any representation to any purchaser of MEDS with respect to any matters whatsoever relating to Samsonite. Any prospective purchaser of MEDS should undertake an independent investigation of Samsonite to make an informed decision with respect to a potential investment in Samsonite Common Stock.

    Price Range and Dividend History of Samsonite Common Stock

Samsonite is listed and traded on NASDAQ under the symbol "SAMC". The following table sets forth, for the periods indicated, the high and low closing prices per share of the Samsonite Common Stock on NASDAQ and cash dividends per share of Samsonite Common Stock. The closing prices per share of the Samsonite Common Stock listed below are furnished as a matter of information only and have been derived from publicly disseminated information that J.P. Morgan has no reason to believe is inaccurate. Neither J.P. Morgan nor the Underwriter (see "Underwriting" below) makes any representation as to the accuracy of such information.


                         High           Low         Dividends

1995
   First Quarter         $16.953        $15.156        0%
   Second Quarter         19.422          17.125       0%
   Third Quarter          19.25           11.50        0%
   Fourth Quarter         12.75            9.50        0%

1996
   First Quarter         $14.50         $9.375         0%
   Second Quarter        23.750        14.375          0%
   Third Quarter         27.375        17.625          0%
   Fourth Quarter        38.875        27.375          0%


1997
   First Quarter         $50.25         $37.875         0%
   Second Quarter         47.75           38.75         0%
   As of 11th August      50.875          40.00         0%



J.P. Morgan makes no representation as to the amount of dividends, if any, that Samsonite will pay in the future. In any event, holders of MEDS will not be entitled to receive any dividends that may be payable on Samsonite Common Stock until such time as J.P. Morgan, if it so elects, delivers Samsonite Common Stock at Maturity of the MEDS, and then only with respect to dividends having a record date on or after the date of delivery of such Samsonite Common Stock. See "Description of the MEDS."

Although historical data with respect to Samsonite Common Stock is included in these offering materials, investors should understand that historical performance should not be taken as an indication of future performance, and no assurance can be given, and none is intended to be given, that the future performance of Samsonite Common Stock will reflect past performance.


                      Description of the MEDS

The following description of the particular terms of the MEDS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.


General

The MEDS are a single series of Debt Securities (as defined in the Prospectus), to be issued under an indenture dated as of August 15, 1982, and all indentures supplemental thereto, including the First Supplemental Indenture dated as of May 5, 1986, the Second Supplemental Indenture dated as of February 27, 1996 and the Third Supplemental Indenture dated as of January 30, 1997 (collectively referred to as the "Indenture"), between J.P. Morgan and First

Trust of New York, National Association, successor to Chemical Bank (formerly Manufacturers Hanover Trust Company), as trustee (the
"Trustee").

The MEDS will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of J.P. Morgan. The aggregate number of MEDS to be issued will be 174,607. The MEDS will mature on August 18, 1998. In the future J.P. Morgan may issue additional Debt Securities or other securities with terms similar to those of the MEDS.

Each MEDS, which will be issued with a principal amount of $40.09, will bear interest at the annual rate of 2.85% of the Initial Price per annum (or $1.142 per annum) from August 18, 1997, or from the most recent Interest Payment Date to which interest has been paid or provided for until the principal amount thereof is exchanged at Maturity pursuant to the terms of the MEDS. Interest on the MEDS will be payable quarterly in arrears on each November 18, February 18, May 18 and August 18, commencing November 18, 1997 (each, an "Interest Payment Date"), to the persons in whose names the MEDS are registered at the close of business on the last day of the calendar month immediately preceding such Interest Payment Date, provided that interest payable at Maturity shall be payable to the person to whom the principal is payable. Interest on the MEDS will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day (as defined below), the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

At Maturity (including as a result of acceleration or otherwise), the principal amount of each MEDS will be mandatorily exchanged by J.P. Morgan into a number of shares of Samsonite Common Stock at the Exchange Rate (as defined below), and, accordingly, holders of the MEDS will not necessarily receive an amount equal to the Initial Price thereof. The "Exchange Rate" is equal to, subject to adjustment as a result of certain dilution events (see "--Dilution Adjustments" below), (a) if the Maturity Price (as defined below) per share of Samsonite Common Stock is less than or equal to $62.54 per share of Samsonite Common Stock (the "Capped Participation Price"), one share of Samsonite Common Stock per MEDS and (b) if the Maturity Price is greater than the Capped Participation Price, a fractional share of Samsonite Common Stock per MEDS so that the value of such fractional share (determined at the Maturity Price) is equal to the Capped Participation Price. No fractional shares of Samsonite Common Stock will be issued at Maturity, as provided under "--Fractional Shares" below. Notwithstanding the foregoing, J.P. Morgan may, at its option in lieu of delivering shares of Samsonite Common Stock, deliver cash in an amount equal to the value at the Maturity Price of such number of shares of Samsonite Common Stock. On or prior to the seventh Business Day prior to August 18, 1998, J.P. Morgan will notify The Depository Trust Company and the Trustee stating whether the principal amount of each MEDS will be exchanged for shares of Samsonite Common Stock or cash. If J.P. Morgan elects to deliver shares of Samsonite Common Stock, the shares which are delivered to the holders of the MEDS which are not affiliated with Samsonite shall be free of any transfer restrictions, and the holders of the MEDS will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such shares.

The "Maturity Price" is defined as the average Closing Price per share of Samsonite Common Stock on the five Trading Days beginning August 10, 1998 and ending August 14, 1998. The Closing Price is defined as the NASDAQ final quoted bid price of such security at the closing time on the NASDAQ on such date. If such bid price is not available, the Closing Price shall mean the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for such purpose by
J.P. Morgan.   A "Trading Day" is defined as a day on which the
security the Closing Price of which is being determined (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in the City of New York are open for business.

For illustrative purposes only, the following chart shows the number of shares of Samsonite Common Stock or the amount of cash that a holder of MEDS would receive for each MEDS at various Maturity Prices. The table assumes that there will be no adjustments to the Exchange Rate described under "--Dilution Adjustments" below. There can be no assurance that the Maturity Price will be within the range set forth below. Given the Initial Price of $40.09 per MEDS and the Capped Participation Price of $62.54, a MEDS holder would receive at Maturity the following number of shares of Samsonite Common Stock or amount of cash (if J.P. Morgan elects to pay the MEDS in cash):


 Maturity Price          Number of
 of Samsonite            Shares of Samsonite
 Common Stock            Common Stock        Amount of Cash

   $20.000                1.0000                $20.00
   $40.000                1.0000                $40.00
   $55.000                1.0000                $55.00
   $62.540                1.0000                $62.54
   $75.000                0.8338                $62.54
   $85.000                0.7357                $62.54
   $100.000               0.6254                $62.54


Interest on the MEDS will be payable, and delivery of Samsonite Common Stock (or, at the option of J.P. Morgan, its cash equivalent) in exchange for the MEDS at Maturity will be made upon surrender of such MEDS, at the office or agency of J.P. Morgan maintained for such purposes; provided that payment of interest may be made at the option of J.P. Morgan by check mailed to the persons in whose names the MEDS are registered at the close of business on the last day of the calendar month immediately preceding the applicable Interest Payment Date. See "--Book-Entry System." Initially such office will be at the principal corporate trust office of the Trustee.

The MEDS will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such transfer except for any tax or governmental charge incidental thereto.

The Indenture does not contain any restriction on the ability of J.P. Morgan to sell, pledge or otherwise convey all or any portion of the Samsonite Common Stock held by it, and no such shares of Samsonite Common Stock will be pledged or otherwise held in escrow for use at Maturity of the MEDS. Consequently, in the event of a bankruptcy, insolvency or liquidation of J.P. Morgan, the Samsonite Common Stock, if any, owned by J.P. Morgan will be subject to the claims of the creditors of J.P. Morgan. In addition, as described herein, J.P. Morgan will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the mandatory exchange for the principal amount of each MEDS at Maturity by delivering to holders of the MEDS either the specified number of shares of Samsonite Common Stock or cash in an amount equal to the value of such number of shares at the Maturity Price. In the event of such a sale, pledge or conveyance, a holder of the MEDS may be more likely to receive cash in lieu of Samsonite Common Stock. As a result, there can be no assurance that J.P. Morgan will elect at Maturity to deliver Samsonite Common Stock or, if it so elects, that it will use all or any portion of its current holdings of Samsonite Common Stock to make such delivery. Consequently, holders of the MEDS will not be entitled to any rights with respect to Samsonite Common Stock (including, without limitation, the exercise of voting rights and any right to receive any dividends or other distributions in respect thereof) until such time, if any, as J.P. Morgan shall have delivered shares of Samsonite Common Stock to holders of the MEDS at Maturity thereof.


Dilution Adjustments

The Exchange Rate is subject to adjustment if Samsonite shall (i) pay a stock dividend or make a distribution with respect to Samsonite Common Stock in shares of such stock, (ii) subdivide or split its outstanding shares of Samsonite Common Stock, (iii) combine its outstanding shares of Samsonite Common Stock into a smaller number of shares, (iv) issue by reclassification of its shares of Samsonite Common Stock any shares of common stock of Samsonite, (v) issue rights or warrants to all holders of Samsonite Common Stock entitling them to subscribe for or purchase shares of

Samsonite Common Stock at a price per share less than the market price at such time of the Samsonite Common Stock
(other than rights to purchase Samsonite Common Stock pursuant to a plan for the reinvestment of dividends or interest) or (vi) pay a dividend or make a distribution to all holders of Samsonite Common Stock of evidences of its indebtedness or other assets (excluding any dividends or distributions referred to in clause (i) above and any cash dividends other than any Extraordinary Cash Dividends) or issue to all holders of Samsonite Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above). In the case of the events referred to in clauses (i), (ii), (iii) and (iv) above, the Exchange Rate in effect immediately prior to such event shall each be adjusted so that the holder of any MEDS shall thereafter be entitled to receive, upon mandatory exchange of the principal amount of such MEDS at Maturity, the number of shares of Samsonite Common Stock (or cash in lieu thereof) which such holder would have been entitled to receive immediately following any such event had such MEDS been exchanged immediately prior to such event or any record date with respect thereto. In the case of the event referred to in clause (v) above, the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect immediately prior to the date of issuance of the rights or warrants referred to in clause
(v) above by a fraction, the numerator of which shall be the sum of the number of shares of Samsonite Common Stock outstanding on the date of issuance of such rights or warrants immediately prior to such issuance plus the number of additional shares of Samsonite Common Stock offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which shall be the sum of the number of shares of Samsonite Common Stock outstanding on the date of issuance of such rights or warrants immediately prior to such issuance plus the number of additional shares of Samsonite Common Stock which the aggregate offering price of the total number of shares of Samsonite Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the market price (determined as the average Closing Price per share of Samsonite Common Stock on the 3 Trading Days ending on the third Trading Day immediately prior to the date such rights or warrants are issued), which shall be determined by multiplying such total number of shares by the exercise price of each such right or warrant and dividing the product so obtained by such market price. To the extent that shares of Samsonite Common Stock are not delivered after the expiration of such rights or warrants, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Samsonite Common Stock actually delivered. In the case of the event referred to in clause (vi) above, the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect on the record date, by a fraction, the numerator of which shall be the market price per share of the Samsonite Common Stock on the record date for the determination of stockholders entitled to receive the dividend or distribution referred to in clause (vi) above (such market price being the average Closing Price per share of Samsonite Common Stock on the 3 Trading Days ending on the third Trading Day immediately prior to such record date) and the denominator of which shall be such market price per share of Samsonite Common Stock less the fair market value (as determined by a nationally recognized independent investment banking firm retained for such purpose by J.
P. Morgan) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share or Samsonite Common Stock. As used herein, an "Extraordinary Cash Dividend" means, with respect to any one-year period, all cash dividends on the Samsonite Common Stock during such period to the extent such dividends exceed on a per share basis 10% of the average price of the Samsonite Common Stock over such period (less any such dividends for which a prior adjustment to the Exchange Rate was previously made). All adjustments to the Exchange Rate will be calculated to the nearest 1/10,000th of a share of Samsonite Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

In the event of (A) any consolidation or merger of Samsonite, or any surviving entity or subsequent surviving entity of Samsonite (an "Samsonite Successor"), with or into another entity (other than a merger or consolidation in which Samsonite is the continuing corporation and in which the Samsonite Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of Samsonite or another corporation), (B) any sale, transfer, lease or conveyance to another corporation of the property of Samsonite or any Samsonite Successor as an entirety or substantially as an entirety, (C) any statutory exchange of securities of Samsonite or any Samsonite Successor with another corporation (other than in connection with a merger or acquisition) or (D) any liquidation, dissolution or winding up of Samsonite or any Samsonite Successor (any such event, a "Reorganization Event"), the Exchange Rate used to determine the amount payable upon exchange at Maturity for each MEDS will be adjusted to provide that each holder of MEDS will receive at Maturity cash in an amount equal to (a) if the Transaction Value (as defined below) is less than or equal to the Capped Participation Price, the Transaction Value, and (b) if the Transaction Value is greater than the Capped Participation Price, the Capped Participation Price. As used herein, "Transaction Value" means (i) for any cash received in any such Reorganization

Event, the amount of cash received per share of Samsonite Common Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, an amount equal to the market value at Maturity of such property received per share of Samsonite Common Stock as determined by a nationally recognized independent investment banking firm retained for such purpose by J.P. Morgan and (iii) for any securities received in any such Reorganization Event, an amount equal to the average Closing Price per share of such securities on the 3 Trading Days ending on the third Trading Day immediately prior to Maturity multiplied by the number of such securities received for each share of Samsonite Common Stock. Notwithstanding the foregoing, in lieu of delivering cash as provided above, J.P. Morgan may at its option deliver an equivalent value of securities or other property received in such Reorganization Event, determined in accordance with clause (ii) or
(iii) above, as applicable. If J.P. Morgan elects to deliver securities or other property, holders of the MEDS will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such securities or other property. The kind and amount of securities into which the MEDS shall be exchangeable after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

J.P. Morgan is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate (or if J.P. Morgan is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate was determined and setting forth the revised Exchange Rate.

Notwithstanding the foregoing, the principal amount of each MEDS payable at Maturity will not, under any circumstances, exceed 156% of the Initial Price of such MEDS.


Fractional Shares

No fractional shares of Samsonite Common Stock will be issued if J.P. Morgan exchanges the MEDS for shares of Samsonite Common Stock. In lieu of any fractional share otherwise issuable in respect of all MEDS of any holder which are exchanged at Maturity, such holder shall be entitled to receive an amount in cash equal to the value of such fractional share at the Maturity Price.


Redemption

The MEDS are not subject to redemption prior to Maturity.


Merger and Consolidation

J.P. Morgan may consolidate or merge with or into any other corporation or association, and J.P. Morgan may sell or transfer all or substantially all of its property or assets to any corporation or association, provided that (i) the corporation (if other than J.P. Morgan) or association formed by or resulting from any such consolidation or merger or which shall have received such property or assets shall assume the payment at maturity to holders of MEDS and interest on the MEDS and the performance and observance of all the terms, covenants and conditions of the MEDS to be performed or observed by J.P. Morgan and (ii) J.P. Morgan or such successor corporation shall not immediately thereafter be in default under the terms of the MEDS.


Modification and Waiver

Modification and amendment of certain provisions of the MEDS may be the outstanding MEDS affected thereby to: (i) evidence succession of another corporation or association to J.P. Morgan and the assumption by such a party of the obligations of J.P. Morgan under the MEDS in the event of a merger, consolidation or sale of assets in accordance with the terms of the MEDS; (ii) add further covenants, restrictions or conditions for the protection of holders of the MEDS; or (iii) cure ambiguities or correct the MEDS in case of defects or inconsistencies in the provisions thereof or to supplement with such other provisions, so long as any such cure, correction or supplement does not adversely affect the interest of the holders of the MEDS in any material respect. In no event may J.P. Morgan, without the consent of the holder of each outstanding MEDS affected thereby, extend the maturity of any MEDS, or reduce the rate or extend the time of payment of interest thereon, or reduce the payment due at maturity thereof, or make the payment due at maturity or interest thereon payable in any coin, currency or property other than as provided in the MEDS.

Events of Default

An Event of Default (as defined in the Indenture) with respect to the MEDS will be: (a) default for 30 days in payment of any interest on the MEDS; (b) default in the payment of the amount due at maturity; (c) default by J.P. Morgan in the performance of any other covenant or warranty contained in the MEDS, which continues for 90 days after receipt of written notice given by either the Trustee or the holders of at least 25% in principal amount of the MEDS outstanding; or (d) certain events of bankruptcy or reorganization of J.P. Morgan. If an Event of Default described in clause (a), (b) or (c) above shall have occurred and be continuing, either the Trustee or the holders of at least 25% in principal amount of the MEDS outstanding may declare the principal of all outstanding MEDS and the interest accrued thereon, if any, to be due and payable immediately. If an Event of Default described in clause (d) above shall have occurred and be continuing, either the Trustee or the holders of MEDS that, together with holders of all other Debt Securities under the Indenture, hold at least 25% in principal amount (in the case of MEDS, as determined at the time thereof) of all Debt Securities then outstanding (voting as one class) may declare the principal of all Debt Securities then outstanding (including the MEDS) and the interest accrued thereon, if any, to be due and payable immediately. Upon certain conditions, such declarations may be annulled and past defaults (except for defaults in the payment of principal of, or interest on, the MEDS) may be waived by the holders of a majority in principal amount of the MEDS then outstanding.

The holders of a majority in principal amount of the MEDS shall have the right to direct the time, method and place of conducting any proceeding for any remedy with respect to the MEDS available to the Trustee under the Indenture, subject to certain limitations specified therein, provided that the holders of MEDS shall have offered to the Trustee reasonable indemnity against expenses and liabilities.


Book-Entry System

It is expected that the MEDS will be issued in the form of one or more global securities (the "Global Securities") deposited with The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary.

The Depositary has advised J.P. Morgan and the Underwriter as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities of persons who have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. Such participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Upon the issuance of a Global Security, the Depositary or its nominee will credit the respective MEDS represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Underwriter. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee for such Global Securities. Ownership of beneficial interests in such Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the MEDS for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have the MEDS registered in their names, will not receive or be entitled to receive physical delivery of the MEDS in definitive form and will not be considered the owners or holders thereof under the Indenture.

Payment of principal of and any interest on the MEDS registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of J.P. Morgan, the Trustee, any Paying Agent or any securities registrar for the MEDS will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

J.P. Morgan expects that the Depositary, upon receipt of any payment of principal or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. J.P. Morgan also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

A Global Security may not be transferred except as a whole by the Depositary to a nominee or a successor of the depositary. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by J.P. Morgan within ninety days, J.P. Morgan will issue MEDS in definitive registered form in exchange for the Global Security representing such MEDS.

Notwithstanding the foregoing, J.P. Morgan may at any time (including at the time of original issuance of the MEDS) and in its sole discretion determine not to have any MEDS represented by one or more Global Securities and, in such event, will issue MEDS in definitive form in exchange for all of the Global Securities representing the MEDS. Further, if J.P. Morgan so specifies with respect to the MEDS, an owner of a beneficial interest in a Global Security representing MEDS may, on terms acceptable to J.P. Morgan and the Depositary for such Global Security, receive MEDS in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of MEDS represented by such Global Security equal in number to that represented by such beneficial interest and to have such MEDS registered in its name.


Regarding the Trustee

The Trustee, First Trust of New York, National Association, has its principal corporate trust office at 100 Wall Street, Suite 2000, New York, New York, 10005.


      Certain United States Federal Income Tax Considerations


The following discussion is based upon the advice of tax counsel to J.P. Morgan, Cravath, Swaine & Moore ("Tax Counsel"), as to certain of the material U.S. Federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, or other entity that is taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof and an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source (any of the foregoing, a "U.S. person") who is the beneficial owner of a MEDS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the MEDS. This summary is based on U.S. Federal income tax laws, regulations, rulings and decisions in effect as of the date of this Prospectus Supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. Federal income tax consequences to holders who are initial holders of the MEDS, who purchase the MEDS at par and who will hold the MEDS and, if applicable, the Samsonite Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not address all aspects of U.S. Federal income taxation that may be relevant to a particular holder in light of his or its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. Federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the MEDS as part of a "straddle,"
"hedge", "conversion transaction", "synthetic security", or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the MEDS or instruments similar to the MEDS for U.S. Federal income tax purposes. As a result, significant aspects of the U.S. Federal income tax consequences of an investment in the MEDS are uncertain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the MEDS, no opinion thereon is being given by Tax Counsel and no assurance can be given that the IRS will agree with
the conclusions expressed herein.   ACCORDINGLY, A PROSPECTIVE
INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE MEDS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE MEDS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Pursuant to the terms of the Indenture, J.P. Morgan and every holder of a MEDS will be obligated (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a MEDS for all tax purposes as a forward purchase contract to purchase Samsonite Common Stock at Maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the MEDS the holder deposits irrevocably with J.P. Morgan a fixed amount of cash equal to the purchase price of the MEDS to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at Maturity to satisfy such obligation, (b) until Maturity J.P. Morgan will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the MEDS as compensation to the holder for J.P. Morgan's use of such cash deposit during the term of the MEDS, and (c) at Maturity such cash deposit unconditionally and irrevocably will be applied by J.P. Morgan in full satisfaction of the holder's obligation under the forward purchase contract, and J.P. Morgan will deliver to the holder the number of shares of Samsonite Common Stock that the holder is entitled to receive at that time pursuant to the terms of the MEDS (subject to J.P. Morgan's right to deliver cash in lieu of the Samsonite Common Stock). (Prospective investors should note that cash proceeds of this offering will not be segregated by J.P. Morgan during the term of the MEDS, but instead will be commingled with J.P. Morgan's other assets and applied in a manner consistent with the "Use of Proceeds" discussion above.) Consistent with the above characterization, (i) amounts paid to J.P. Morgan in respect of the original issue of a MEDS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such MEDS and (ii) amounts denominated as interest that are payable with respect to the MEDS will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income at the time it is received or accrues, in accordance with such holder's regular method of tax accounting.

Under the above characterization of the MEDS, a holder's adjusted tax basis in a MEDS generally will equal the holder's cost of that MEDS. Upon the sale or other taxable disposition of a MEDS, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's adjusted tax basis in the MEDS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the MEDS for more than12 months at the time of disposition, and in the case of noncorporate holders, any such long-term capital gain generally will be subject to tax at one of two preferential rates depending on whether such holder has held the MEDS for more than 18 months at the time of such disposition.

Under the above characterization of the MEDS, if J.P. Morgan delivers Samsonite Common Stock at Maturity, a U.S. Holder will recognize no gain or loss on the purchase of the Samsonite Common Stock against application of the monies received by J.P. Morgan in respect of the MEDS. A U.S. Holder will have an adjusted tax basis in such stock equal to the U.S. Holder's adjusted tax basis in the MEDS (less the portion of the tax basis of the MEDS allocable to any fractional share, as described in the next sentence). A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the MEDS allocable to any such fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If at Maturity J.P. Morgan pays the MEDS in cash, a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from J.P. Morgan and the U.S. Holder's adjusted tax basis in the MEDS at that time. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the MEDS for more than 12 months at Maturity, and in the case of noncorporate holders, any such long-term capital gain generally will be subject to tax at one of two preferential rates depending on whether such holder has held the MEDS for more than 18 months at Maturity.

Due to the absence of authority as to the proper characterization of the MEDS, Tax Counsel can provide no opinion as to the proper tax characterization. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. Federal income tax consequences of owning a MEDS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield", be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument, the owner of that instrument will recognize ordinary interest income in excess of the cash the owner receives. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

J.P. Morgan will take the position that the MEDS are not debt instruments and therefore that the Contingent Payment Regulations do not apply to the MEDS. The MEDS are payable by the delivery of Samsonite Common Stock (unless J.P. Morgan exercises its option to deliver cash at Maturity) and provide economic returns that are indexed to the performance of Samsonite Common Stock. The MEDS therefore offer no assurance that holder's investment will be returned to the holder at Maturity. Accordingly, J.P. Morgan's position is that the MEDS properly are characterized for U.S. Federal income tax purposes, not as debt instruments, but as forward purchase contracts in respect of which holders have deposited a fixed amount of cash with J.P. Morgan, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations applied to the MEDS, then, among other matters, the holder would be required to accrue interest income on a current basis at the "comparable yield", which rate would exceed the coupon rate on the MEDS, gain realized by a holder on the sale or other taxable disposition of a MEDS (including as a result of payments made at Maturity) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the MEDS had been held for more than 12 months at the time of such disposition), and a U.S. Holder would recognize ordinary income, or ordinary or capital loss (as the case may be, under the rules summarized above) on the receipt of Samsonite Common Stock, rather than capital gain or loss upon the ultimate sale of such stock.

Even if the Contingent Payment Regulations do not apply to the MEDS, it is possible that the IRS could seek to characterize the MEDS in a manner that results in U.S. Federal income tax consequences to initial holders of the MEDS different from those reflected in the Indenture and described above. Under alternative characterizations of the MEDS, it is possible, for example, that a MEDS could be treated as including a forward contract and one or more options.


Non-United States Persons

In the case of a holder of the MEDS that is not a U.S. person, payments made with respect to the MEDS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other dispositions of the MEDS by a holder that is not a U.S. person will generally not be subject to U.S. Federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Backup Withholding and Information Reporting

A holder of the MEDS may be subject to information reporting and to backup withholding at a rate of 31 percent of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder's U.S. Federal income tax liability, provided the required information is furnished to the IRS.


                           Underwriting

J.P. Morgan Securities Inc. (the "Underwriter") has agreed, subject to the terms and conditions set forth in the Underwriting
Agreement, to purchase all the MEDS from J.P. Morgan.

The Underwriter proposes to offer the MEDS from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of any MEDS, the Underwriter may be deemed to have received an underwriting discount equal to the difference between the amount received by the Underwriter upon the sale of such MEDS and the price at which the Underwriter purchased such MEDS from J.P. Morgan. In connection with the offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the MEDS and Samsonite Common Stock. Specifically, the Underwriter may overallot the offering, creating a short position. In addition, the Underwriter may bid for, and purchase, shares of Samsonite Common Stock in the open market to stabilize the price of the Common Stock. Any of these activities may stabilize or maintain the market price of the Samsonite Common Stock above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

J.P. Morgan has agreed in the Underwriting Agreement to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriter may be required to make in respect thereof.

J.P. Morgan has been advised by the Underwriter that it may make a market in the MEDS; however, J.P. Morgan cannot provide any assurance that a secondary market for the MEDS will develop.

This Prospectus Supplement and the Prospectus may be used by direct or indirect wholly- owned subsidiaries of J.P. Morgan in connection with offers and sales related to secondary market transactions in the MEDS. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of a sale.

The Underwriter is an indirect wholly-owned subsidiary of J.P.
Morgan. The offer and sale of the MEDS by the Underwriter will comply with the requirements of Section 2720 of the Bylaws of the National Association of Securities Dealers, Inc. regarding underwriting of securities of an affiliate.


                           Legal Opinions

The validity of the MEDS will be passed upon for J.P. Morgan by Stephen E. Gray, Vice President and Assistant General Counsel of J.P. Morgan. Cravath, Swaine & Moore has represented the Underwriter in connection with the issuance of the MEDS. Cravath, Swaine & Moore has represented and continues to represent J.P. Morgan from time to time in other matters. Mr. Gray owns or has the right to acquire a number of shares of common stock of J.P. Morgan equal to or less than 0.01% of the outstanding common stock of J.P. Morgan.


                              Experts

The financial statements incorporated by reference in the Annual Report on Form 10-K of J.P. Morgan for the year ended December 31, 1996 (included in J.P. Morgan's Annual Report to Stockholders), are incorporated by reference in this Prospectus Supplement in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.